Exhibit h(2)

EXPENSE LIMITATION AGREEMENT

for

Certain Series as Listed on Schedule A

AllianzGI Institutional Multi-Series Trust

1633 Broadway

New York, NY 10019

This Expense Limitation Agreement (the “Agreement”) is entered into as of June 30, 2014, by and between AllianzGI Institutional Multi-Series Trust, a Massachusetts business trust (the “Trust”) on behalf of the Portfolios (as defined below), and Allianz Global Investors Fund Management LLC, a Delaware limited liability company (the “Manager”).

NOW, THEREFORE, the Trust and the Manager hereby enter into this Agreement as follows:

1. The Trust is an open-end management investment company that has multiple series, some of which may offer multiple share classes (each a “Class”). This Agreement shall cover those series of the Trust listed on Schedule A hereto, together with each series that the Trust and the Manager in the future agree shall be covered by this Agreement (collectively, the “Portfolios”), and each Class of each Portfolio, if applicable.

2. Pursuant to an Investment Management Agreement between the Trust and the Manager dated as of June 30, 2014 (as from time to time in effect, the “Management Agreement”), the Trust has retained or will retain the Manager to provide the Trust and each Portfolio, and each Portfolio’s shareholders with investment management and other services, in exchange for a management fee on the terms set forth in the Management Agreement.

3. With respect to each Class of each Portfolio, as used in this Agreement:

(a)	“Attributable Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are attributable to the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Portfolio’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), prior to any waiver, reduction or reimbursement by the Manager under this Agreement;

(b)

“Effective Class Expenses” means the Portfolio’s actual operating expenses, including organizational expenses, that are paid by the Class, other than interest, taxes, extraordinary expenses, custodial credits, transfer agency credits and expense offset arrangements, plus the Portfolio’s Underlying Fund Expenses that are attributable to the Class (in each case expressed as a percentage of average daily net assets), after any waiver, reduction or reimbursement by the Manager under this Agreement, or under any other agreement, including, without limitation, any management waiver agreement;

(c)	“Expense Limit” means the sum of (i) the “Net Annual Portfolio Operating Expenses” listed for the Class of the Portfolio under “Expense Limit” in Schedule A, plus (ii) 0.0049% (expressed as a percentage of average daily net assets);

(d)	“Annual Excess Amount” means the extent to which the annual Attributable Class Expenses of the Class for a fiscal year (or portion thereof if the Portfolio was added to this Agreement during the course of such fiscal year) exceed the Expense Limit for that Class; and

(e)	“Underlying Fund Expenses” means any fees and expenses estimated (in accordance with Section 5 below) to have been incurred indirectly by the Class of the Portfolio as a result of investment by the Portfolio in shares of one or more “investment companies” (within the meaning of the 1940 Act (defined below)) or entities that would be “investment companies” but for the exceptions from that definition provided for in sections 3(c)(1) and 3(c)(7) of the 1940 Act (the “Underlying Funds”).

4. At the end of each fiscal quarter of each Portfolio, an estimate of the Underlying Fund Expenses of the Portfolio for such fiscal quarter shall be calculated in accordance with the formula and related instructions for determining “Acquired Fund Fees and Expenses” as set forth in Form N-1A, except that only information from such quarter shall be used in the calculation.

5. Each month, the Attributable Class Expenses of each Class of each Portfolio for such month (including the Underlying Fund Expenses determined for the most recent quarter as described in Section 5) shall be annualized as of the last day of the month. If such annualized Attributable Class Expenses exceed the Expense Limit of a Class, the Manager shall waive, reduce or reimburse the management fee it is entitled to receive from that Class under the Management Agreement or otherwise reimburse Portfolio expenses attributable to such Class for that month by an amount such that the annualized Effective Class Expenses (including annualized applicable Underlying Fund Expenses) of such Class for such month equal the Expense Limit.

6. Until the Recoupment Period Expiration Date of each Portfolio as specified in Schedule A, if in any month during which the Management Agreement is in effect, the annualized Attributable Class Expenses of a particular Class of a Portfolio are less than the Expense Limit of such Class, the Manager will be entitled to reimbursement by such Class of any or all management fees previously waived, reduced or reimbursed by the Manager or other expenses reimbursed by the Manager with respect to that Class (the “Aggregate Class Reimbursement Amount”) pursuant to this Agreement during the then-current fiscal year or any of the three preceding fiscal years and not subsequently reimbursed to the Manager pursuant to this paragraph, to the extent that the Attributable Class Expenses of that Class of the Portfolio for such month plus the amount so reimbursed, when annualized, does not exceed the Expense Limit of that Class; provided, however, that the amount of any such reimbursement shall in no event exceed the Aggregate Class Reimbursement Amount of that Class of the Portfolio. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the Manager will cease to be entitled to reimbursement for any amount waived, reduced or reimbursed by it following the last day of the Portfolio’s third fiscal year ending after the fiscal year in which such amount was waived, reduced or reimbursed. Amounts eligible for reimbursement by the Manager will be deemed reimbursed in the order in which amounts were waived, reduced or reimbursed by the Manager.

7. As necessary, and subject to any reimbursements made to the Manager pursuant to this Agreement, on or before the last day of the first month of each fiscal year of the Portfolio, an adjustment payment shall be made by the Manager to the relevant Class of the Portfolio or by the relevant Class of the Portfolio to the Manager, as applicable, such that the amount of the management fees or other expenses waived, reduced or reimbursed by the Manager pursuant to this Agreement with respect to such Class of the Portfolio during the previous fiscal year shall equal the Annual Excess Amount, if any, for such previous fiscal year.

8. This Agreement has an initial term through November 30, 2015 and shall apply through November 30 of each year thereafter so long as it is in effect. The Agreement shall automatically renew for additional one-year terms unless the Manager provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least thirty (30) days’ prior to the end of the then-current term. In addition, this Agreement may be terminated by the Trust upon ninety (90) days’ prior written notice to the Manager at its principal place of business. The Agreement shall terminate upon the termination of the Management Agreement.

9. Nothing herein contained shall be deemed to require the Trust or the Portfolios to take any action contrary to the Trust’s Amended and Restated Agreement and Declaration of Trust, as amended or supplemented from time to time (the “Declaration of Trust”) or Bylaws, as amended or supplemented from time to time (the “Bylaws”), or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or that relieves or deprives the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

10. Any term or provision of this Agreement, including but not limited to the management fee, the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “1940 Act”), has the same meaning as in the Management Agreement or the 1940 Act, as applicable, and any question of interpretation of such term or provision will be resolved by reference to the Management Agreement and the 1940 Act, as applicable.

11. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

12. A copy of the Trust’s Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually, and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but are binding only upon the assets and property of the Portfolios.

[Signature page follows.]

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Agreement to be signed on its behalf by its duly authorized representative, as of the day and year first written above.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

Signature Page to Expense Limitation Agreement

SCHEDULE A

Revised as of June 30, 2014

Portfolios

Portfolio Name	Expense Limit	Expense Limitation Expiration Date	Recoupment Period Expiration Date
AllianzGI Global Small-Cap Opportunities Portfolio	1.20%	11/30/15	11/30/18
AllianzGI U.S. Unconstrained Equity Portfolio	1.00%	11/30/15	11/30/18

[Signature page follows.]

Schedule A to Expense Limitation Agreement

IN WITNESS WHEREOF, the Trust and the Manager have each caused this Schedule A to the Expense Limitation Agreement to be signed on its behalf by its duly authorized representative, as of the date first above written.

ALLIANZGI INSTITUTIONAL MULTI-SERIES TRUST

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	President and Chief Executive Officer

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:	/s/ Julian Sluyters
Name:	Julian Sluyters
Title:	Chairman-Management Board

Signature Page to Schedule A of Expense Limitation Agreement